EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Spartan Motors Updates "Digital Roadshow" For Investors

CHARLOTTE, Michigan, July 27, 2006 - Spartan Motors, Inc. (NASDAQ: SPAR) launched a new version of its "Digital Roadshow" this week, updating and adding content to give investors the most up-to-date information about the company's growth story.

Spartan teamed with PDB Connect (www.pdbconnect.com) to update its life-like computerized video investor presentation, which is similar to the one the Company uses when meeting analysts and portfolio managers in person.

To launch the Digital Roadshow, please visit www.spartanmotors.com on the web and look for the "Click here to view Spartan Motors Virtual Road Show" link near the top of the page. Spartan's Digital Roadshow is also featured on BetterInvesting's website at http://www.betterinvesting.org/stocks/resources

"With a click of a mouse, our Digital Roadshow allows the individual investor to see the same content we present to institutional investors and analysts," said John Sztykiel, president and CEO of Spartan Motors. "We encourage all of Spartan's stakeholders to take a look at the 'Digital Roadshow' and learn more about our growth story."

The Digital Roadshow utilizes video of CEO John Sztykiel and CFO Jim Knapp to tell the Spartan story while allowing users to interact and "click through" to different sections of the presentation. The Digital Roadshow is approximately 40 minutes and covers all content of the Company's standard analyst presentation, including company background, products, markets and financial information.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $343.0 million in 2005 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors / Page 2 of 2

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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